EXHIBIT 99.2

Creative Medical Technology Holdings Publishes Efficacy in Pain Reduction and Mobility in Patients with Disc Degenerative Disc Using StemSpine® Personalized Adult Stem Cell Therapy

Commercial Stage Regenerative Medicine Company Expands it’s Hold “Ready to Commercialize” Autologous Bone Marrow Procedures

March 4, 2021 Phoenix, AZ (OTC - CELZ) Creative Medical Technology Holdings announced today a publication in the pre-print server SSRN describing data from its first 15 patients treated in a clinical trial evaluation perispinal injection of bone marrow cells in patients with disc degenerative disease. Evaluation of patients at 30,60 90, 180, and 360 days revealed significant improvement in mobility and reduction in pain score . The mean pain changed from 8.9 at baseline to 4.3 at 30 days and sustained to 1.8 at 6 months and 1.3 at 12 months with a gradual reduction in overall pain medication utilization guided by their healthcare team. No serious adverse effects were noted with some short-term bruising in two patients at the harvest site and no long term adverse events where reported related to the procedure.

“This publication, which is “pre-peer review” describes what to our knowledge is the first demonstration of a signal of clinical efficacy by injecting stem cells in areas surrounding the disc.” Said Dr Amit Patel, Board Member and Co-Founder of the Company. “While others have intra-disc injection may help disc pain, the current work regenerates the blood supple to the disc, allowing the disc to heal itself.”

The autologous utilization of bone marrow falls under the “minimal manipulation exception” and can be commercialized rapidly, in the same manner that the Company commercialized Caverstem® for treatment of erectile dysfunction.

Granted United States Patent #9,598,673 which is owned by the Company covers the use of any mesenchymal stem cells, both from the patient or from donors, for reduction of lower back pain when injected into the major muscles of the lower back.

“Disc degenerative disease represents a multi-billion dollar market for which current medical solutions do not address the underlying cause, while surgery is expensive and not applicable for a significant number of patients.” Said Timothy Warbington, President and CEO of the Company. “We are excited to follow the path we did with CaverStem® and initiate commercialization of this technology for American patients.”

To view our Publication: https://papers.ssrn.com/sol3/papers.cfm?abstract_id=3797402

About Creative Medical Technology Holdings Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in regenerative medicine/stem cell technology in the fields of immunotherapy, urology, neurology and orthopedics and is listed on the OTC under the ticker symbol CELZ. For further information about the company, please visit www.creativemedicaltechnology.com.

Forward Looking Statements OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Timothy Warbington, CEO CEO@CreativeMedicalHealth.com

www.StemSpine.com

www.CaverStem.com

www.FemCelz.com